Exhibit 23(a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement of MainStreet Financial Corporation (formerly MainStreet BankGroup Incorporated) on Form S-4, Amendment No. 1, of our report dated January 16, 1998, on our audits of the consolidated financial statements of MainStreet BankGroup Incorporated as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1997, which is incorporated by reference. We also consent to the reference to our firm under the caption "Experts."

                            COOPERS & LYBRAND L.L.P.

Greensboro, North Carolina
June 11, 1998